Exhibit 8.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

February 24, 2012

Toll Brothers, Inc.

250 Gibraltar Road

Horsham, PA 19044

Ladies and Gentlemen:

We have acted as counsel to Toll Brothers, Inc., a Delaware company (the “Company”) and Toll Brothers Finance Corp., a Delaware corporation (the “Issuer”), and certain subsidiaries of the Company (other than the Issuer) named as co-registrants in the Registration Statement (as defined below) (together with the Company, the “Guarantors”) in connection with the Registration Statement on Form S-4 (File No. 333-179380), including the prospectus contained therein (together, the “Registration Statement”), filed by the Issuer and the Guarantors with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended. Upon the terms set forth in the Registration Statement, the Issuer is offering to issue up to $300,000,000 aggregate principal amount of 5.875% Senior Notes due 2022, which will be unconditionally guaranteed by the Company and the other Guarantors, in exchange for any and all of its outstanding 6.875% Senior Notes due 2012 and 5.95% Senior Notes due 2013.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, the disclosure set forth in the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” to the extent it relates to United States federal income tax matters, represents our opinion.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP